Exhibit 99.1

California Micro Devices Corporation

NEWS RELEASE

For More Information Contact:

Greg Miller, Chief Financial Officer
(408) 934-3144
gregm@calmicro.com

California Micro Devices Beats September Quarter Guidance, Announces It Will Exit Medical Business

MILPITAS, Calif., — Oct. 21, 2004 — California Micro Devices (NASDAQ: CAMD) today presented its financial results for the second fiscal quarter of 2005, which ended September 30, 2004. Exceeding guidance, revenue was $17.1 million compared to $16.5 million in the prior quarter and $14.9 million in the same quarter a year ago. Also exceeding guidance, diluted earnings per share were $0.10 compared to $0.09 in the prior quarter and $0.04 a year ago. The September quarter results include an after-tax charge of $167, 000 related to fixed assets. The company also announced that it plans to exit its thin film Medical device business during the March quarter and to close its thin film manufacturing operation in Tempe, Arizona.

“Revenue from our core business was a record in the September quarter, increasing 39% compared to last year, as we saw demand for our Mobile products continue to strengthen during the final weeks of September,” said Robert V. Dickinson, president and CEO of California Micro Devices. “Revenue from Computing and Digital Consumer products was flat sequentially coming in at the high end of our guidance.” He noted that non-core revenue from Medical and Other products met guidance with Medical revenue down sequentially and Other revenue up.

“I’m also pleased to report that bookings for our Mobile, Computing and Digital Consumer products were a record $14.2 million during the September quarter resulting in a book-to-bill ratio of 1.09 for the core business. Design win activity in the quarter continued at a strong pace slightly below the record level of last quarter,” added Dickinson.

Conference Call Today

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its September quarter results. Within the USA, interested parties can access the conference call by dialing (800) 218-0204. International parties may gain access by dialing (303) 262-2075. No password is necessary.

Telephone replay of the conference call will be available from approximately 4:00 p.m. Pacific Time today and continuing for one year. To access this recording from within the USA, please dial (800) 405-2236 and enter the conference pass code 570199. International callers may gain access by dialing (303) 590-3000 and entering the same pass code.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog semiconductor products for the mobile, computing and digital consumer markets. Key products include Application Specific Integrated Passive™ (ASIP™) devices plus power management and interface ICs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our expectation that we will exit the Medical business during the March quarter and as a result close our Tempe thin film manufacturing facility. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, our medical customer ordering additional product during our fiscal 2006 and our deciding to supply such product as well as other risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ and Application Specific Integrated Passive™ are trademarks of California Micro Devices.

All other trademarks are property of their respective owners

California Micro Devices Corporation

CONDENSED BALANCE SHEETS

(amounts in thousands, except share quantities)

(Unaudited)

	September 30, 2004	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$11,819	$20,325
Short-term investments	18,862	—
Accounts receivable, less allowance for doubtful accounts of $76 and $76, respectively	9,765	6,134
Inventories	7,570	6,521
Prepaid expenses and other current assets	531	911

Total current assets	48,547	33,891
Property, plant and equipment, net	7,376	6,985
Other long-term assets	175	229

TOTAL ASSETS	$56,098	$41,105

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,727	$4,498
Accrued liabilities	2,495	4,560
Deferred margin on shipments to distributors	2,293	2,459
Current maturities of long-term debt and capital lease obligations	163	2,568

Total current liabilities	9,678	14,085
Long-term debt and capital lease, less current maturities	181	4,684
Other long-term liabilities	27	33

Total liabilities	9,886	18,802

Commitments and contingencies
Shareholders’ equity:
Common stock - no par value; 50,000,000 shares authorized; shares issued and outstanding: 21,456,786 as of September 30, 2004 and 19,788,088 as of March 31, 2004	104,760	84,991
Accumulated other comprehensive loss	(1)	—
Accumulated deficit	(58,547)	(62,688)

Total shareholders’ equity	46,212	22,303

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$56,098	$41,105

California Micro Devices Corporation

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Net sales	$17,060	$14,857	$33,532	$26,766
Cost and expenses:
Cost of sales	10,273	9,986	20,179	19,142
Research and development	1,207	991	2,413	2,043
Selling, general and administrative	3,254	2,990	6,480	5,668

Total costs and expenses	14,734	13,967	29,072	26,853

Operating income (loss)	2,326	890	4,460	(87)
Other expense, net	76	208	191	451

Income (loss) before income taxes	2,250	682	4,269	(538)
Income taxes	67	—	128	—

Net income (loss)	$2,183	$682	$4,141	$(538)

Net income (loss) per share–basic	$0.10	$0.04	$0.20	$(0.03)

Weighted average common shares and share equivalents outstanding–basic	21,452	17,642	21,112	16,764

Net income (loss) per share–diluted	$0.10	$0.04	$0.18	$(0.03)

Weighted average common shares and share equivalents outstanding–diluted	22,384	17,967	22,572	16,764